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Exhibit 10

                      CONSENT OF INDEPENDENT ACCOUNTANTS



To the Board of Directors of
MML Bay State Life Insurance Company

We consent to the inclusion in this Post-Effective Amendment No. 4 to the Registration Statement of MML Bay State Variable Annuity Separate Account 1 on Form N-4 (Registration No. 33-76920) of our report dated February 3, 1998 on our audits of the MML Bay State Variable Annuity Separate Account 1, and of our report dated February 6, 1998 on our audits of the statutory financial statements of MML Bay State Life Insurance Company, which includes explanatory paragraphs relating to the use of statutory accounting practices, which differ from generally accepted accounting principles. We also consent to the reference to our Firm under the caption "Independent Accountants" in the Statement of Additional Information.

                                        Coopers & Lybrand, L.L.P.

Springfield, Massachusetts
April 24, 1998


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